EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             SLM INTERNATIONAL, INC.


     I. The name of the Corporation is

                             SLM INTERNATIONAL, INC.

The date of filing of the Corporation's original certificate of incorporation with the Secretary of State of the State of Delaware was September 24, 1991.

     II. Pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, this amended and restated certificate of incorporation includes an amendment of Article FOURTH, omits former Article FIFTH, renumbers the remaining Articles SIXTH through NINTH as Articles FIFTH through EIGHTH, and includes a new Article NINTH.

     III. This amended and restated certificate of incorporation was duly adopted in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, and pursuant to the First Amended Joint Chapter 11 Plan, as modified (the "Plan"), dated as of November 12, 1996 and confirmed by order of the United States Bankruptcy Court for the District of Delaware on January 23, 1997. Provision for the making of this amended and restated certificate of incorporation is contained in such order.


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     V. The amended and restated certificate of incorporation of the corporation shall read as follows:

     FIRST: The name of the Corporation is

                             SLM INTERNATIONAL, INC.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifteen million (15,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"). The Corporation shall not issue any non-voting equity securities; this provision is included in this Amended and Restated Certificate of Incorporation in compliance with section 1123(a)(6) of Title 11 of the United States Code (11 U.S.C. ss. 101 et. seq.), and shall have no force or effect except to the extent and so long as such section is applicable to the Corporation.

     FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.


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     SIXTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

     SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or security of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and


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to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     NINTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF, said SLM International, Inc. has caused this amended and restated certificate of incorporation to be signed by its Vice President, Finance and attested to by its Secretary this 31st day of March, 1997.



                                          SLM INTERNATIONAL, INC.


                                          By: /s/ RUSSELL J. DAVID
                                              ----------------------------------
                                              Name:  Russell J. David
                                              Title: Vice President, Finance



ATTEST:


By: /s/ D. BRUCE RANDALL
    ----------------------------------
    Name:  D. Bruce Randall
    Title: Secretary


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